Exhibit 99.1

Boxlight Reports First Quarter 2022 Financial Results

●	Revenue increased by 51.4% to $50.6 million for the quarter (34% organic growth)
●	Net loss per common share improved by $0.02 to $(0.07) for the quarter
●	Ended quarter with $43.0 million Backorders, $11.3 million Cash, $49.6 million Working Capital and $47.5 million Stockholders’ Equity
●	Expect Q2 2022 Revenue of $54 million and Adjusted EBITDA greater than $2 million

●Expect Full Year 2022 Revenue of $250 million and Adjusted EBITDA of $26 million

Duluth, GA – Business Wire – May 12, 2022 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the first quarter ended March 31, 2022.

Key Financial Highlights for Q1 2022 as Compared to Q1 2021

●	Revenue increased by 51.4% to $50.6 million (34% organic growth)
●	Customer orders increased by 34.0% to $64.0 million (23% organic growth)
●	Net loss improved by $0.3 million to $(4.9) million
●	Adjusted EBITDA declined by $0.4 million to $1.2 million
●	Net loss per common share improved by $0.02 to $(0.07)
●	Working capital increased by 127.8% to $49.6 million
●	Ended quarter with $43.0 million backorders, $11.3 million cash and $47.5 million stockholders’ equity

Key Business Highlights for First quarter of 2022

●

Received significant customer orders of $10.9M from Bluum (U.S.), $6.0M from D&H Distributing (U.S.), $2.2M from Central Technologies (U.S.), $1.1M from Data Projections (U.S.), $1.9M from Unit DK (Denmark), $1.7M from Roche Audio Visual (U.K.), $1.7M from Camera Mundi (Puerto Rico) and $1.5M from ASI (Australia).

●	Amended our $68.5 million loan facility with WhiteHawk Capital Partners extending the payment term on $8.5 million of the facility by 12 months, providing for a potential 50 basis point interest rate reduction after June 30, 2023 and extending the prepayment penalty, among other provisions.

●	Received Tech & Learning Best of 2021 Awards of Excellence in the primary and secondary categories for our MimioConnect blended learning platform, ProColor interactive display, MyStemKits STEM curriculum and professional development services by Boxlight-EOS.

●	Launched the MimioStem Mobile “Mission to Mars” experience, a van completely equipped with our award-winning STEM solutions and ProColor interactive display.

Management Commentary

“We made substantial progress during the first quarter across several key company initiatives and delivered another strong financial performance with $64 million in customer orders, $51 million in revenue and $1.2 million in Adjusted EBITDA,” commented Michael Pope, Chairman and Chief Executive Officer. “We are experiencing growing demand for our solutions globally as evidenced by our organic growth of 23% in customer orders and 34% in revenue over the first quarter last year. We also concluded Q1 with $43 million in backorders, a 66% organic increase over Q1 last year, and a healthy balance sheet with $11 million in cash, $49 million in inventory, $50 million in working capital and $47 million in net assets.”

“Despite continued supply chain, logistics and other challenges, we are operating at a very high level, and for the second quarter, we expect to deliver $54 million in revenue and greater than $2 million in Adjusted EBITDA. There are a substantial number of orders which would have shipped in Q2 that will now ship in early Q3 as a result of product delays. However, we still expect to achieve our full year guidance of $250 million in revenue and $26 million in Adjusted EBITDA.”

Revenues for the three months ended March 31, 2022 were $50.6 million as compared to $33.4 million for the three months ended March 31, 2021, resulting in a 51.4% increase, primarily due to the inclusion of FrontRow and increased demand for our solutions in the U.S. and Europe.

Gross profit for the three months ended March 31, 2022 was $12.6 million as compared to $8.6 million for the three months ended March 31, 2021. The gross profit margin for the three months was 24.9% which is a reduction of 7 basis points compared to the comparable three months in 2021. Gross profit margin, adjusted for the net effect of acquisition-related purchase accounting, was 27.4% as compared to the 28.0%, as adjusted, reported for the three months ended March 31, 2021. As previously reported gross margins continue to be adversely impacted by supply chain challenges with increased freight costs which are now expected to continue throughout 2022; however, we anticipate gross profit percentage improvements in Q2 and beyond as a result of reduced manufacturing costs.

Total operating expenses for the three months ended March 31, 2022 were $16.0 million as compared to $10.6 million for the three months ended March 31, 2021. The increase primarily resulted from additional overhead costs associated with the acquired FrontRow operations (including related intangibles amortization) and growth in headcount and other related expenses.

Other income (expense) for the three months ended March 31, 2022 was net expense of $(1.5) million, as compared to net expense of $(3.1) million for the three months ended March 31, 2021. The key movements were an increase in interest expense $1.3 million and a reduction of $1.8 million in previous losses recognized upon the settlement of debt obligations, $0.8m current gain from the PPP loan forgiveness and finally $0.3 million reduction in changes in fair value of derivative liabilities.

The Company reported net loss of $4.9 million for the three months ended March 31, 2022 as compared to a net loss of $5.2 million for the three months ended March 31, 2021.

The net loss attributable to common shareholders was $5.2 million and $5.5 million loss for the three months ended March 31, 2022 and 2021, respectively, after deducting the fixed dividends to Series B preferred shareholders of $317 thousand in both 2022 and 2021.

Total comprehensive loss was $6.6 million and $5.4 million loss for the three months ended March 31, 2022 and 2021, reflecting the effect of  foreign currency translation adjustments on consolidation, with the net effect in the quarter of $1.8 million loss and $0.3 million loss for the three months ended March 31, 2022 and 2021, respectively.

The EPS for the three months ended March 31, 2022 was $(0.07) loss, compared to $(0.09) loss for the three months ended March 31, 2021.

EBITDA for the three months ending March 31, 2022 was $(0.3) million loss, as compared to $(2.4) million EBITDA loss for the three months ending March 31, 2021.

Adjusted EBITDA for the three months ended March 31, 2022 was $1.2 million, as compared to $1.6 million for the three months ended March 31, 2021. Adjustments to EBITDA include stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

At March 31, 2022, Boxlight had $11.3 million in cash and cash equivalents, $49.6 million in working capital, $49.1 million inventory, $193.1 million in total assets, $51.0 million in debt, $47.5 million in stockholders’ equity, 65.5 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.

.

First Quarter 2022 Financial Results Conference Call

Boxlight Corporation, a Nevada corporation (the “Company”), will hold a conference call to announce its First Quarter 2022 financial results on Thursday, May 12, 2022 at 4:30 p.m. Eastern Time.

The conference call details are as follows:

Date:	Thursday, May 12, 2022
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-545-0523 (Domestic) 1-973-528-0016 (International)
Participant Access Code:	597977
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/45498

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Friday, May 12, 2023, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 45498.

Use of Non-GAAP Financial Measures

To supplement Boxlight’s financial statements presented on a GAAP basis, Boxlight provides EBITDA and Adjusted EBITDA as supplemental measures of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, and fair value adjustments to deferred revenue, and non-cash gains and losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com , https://www.clevertouch.com and https://www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission.

Boxlight Corporation

Consolidated Condensed Balance Sheets

As of March 31, 2022 and December 31, 2021

(Unaudited)

(in thousands)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$11,265	$17,938
Accounts receivable – trade, net of allowances	30,033	29,573
Inventories, net of reserves	49,094	51,591
Prepaid expenses and other current assets	7,913	9,444
Total current assets	98,305	108,546

Property and equipment, net of accumulated depreciation	1,447	1,073
Operating lease right of use asset	5,198	—
Intangible assets, net of accumulated amortization	62,075	65,532
Goodwill	25,783	26,037
Other assets	308	248
Total assets	$193,116	$201,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$26,131	$33,638
Short-term debt	9,063	9,804
Operating lease liabilities, current	2,003	—
Deferred revenues, current	7,793	7,575
Derivative liabilities	3,073	3,064
Other short-term liabilities	642	667
Total current liabilities	48,705	54,748

Deferred revenues, non-current	14,547	13,952
Long-term debt	41,962	42,137
Deferred tax liabilities, net	8,313	8,449
Operating lease liabilities, non-current	3,230	—
Other long-term liabilities	334	340
Total liabilities	117,091	119,626

Commitments and contingencies (Note 17)

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 65,522,438 and 63,821,901 Class A shares issued and outstanding, respectively	7	6
Additional paid-in capital	111,715	110,867
Accumulated deficit	(66,162)	(61,300)
Accumulated other comprehensive income	1,956	3,728
Total stockholders’ equity	47,516	53,301

Total liabilities and stockholders’ equity	$193,116	$201,436

Boxlight Corporation

Consolidated Condensed Statements of Operations and Comprehensive Loss

For the three months ended March 31, 2022, and 2021

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenues, net	$50,603	$33,424
Cost of revenues	37,987	24,872
Gross profit	12,616	8,552

Operating expense:
General and administrative expenses	15,457	10,112
Research and development	613	474
Total operating expense	16,070	10,586

Loss from operations	(3,454)	(2,034)

Other income (expense):
Interest expense, net	(2,317)	(1,018)
Other income (expense), net	(15)	15
(Loss) gain on settlement of liabilities, net	854	(1,846)
Changes in fair value of derivative liabilities	(10)	(265)
Total other income (expense)	(1,488)	(3,114)

Loss before income taxes	(4,942)	(5,148)
Income tax expense	86	(21)
Net loss	(4,856)	(5,169)
Fixed dividends - Series B Preferred	(317)	(317)
Net loss attributable to common stockholders	(5,173)	(5,486)

Comprehensive loss:
Net income (loss)	(4,856)	(5,169)
Foreign currency translation (loss) gain	(1,772)	(261)
Total comprehensive loss	$(6,628)	$(5,430)

Net income (loss) per common share – basic	$(0.07)	$(0.09)

Weighted average number of common shares outstanding – basic	65,428	55,150

Reconciliation of net loss for the three months ended

March 31, 2022 and 2021 to EBITDA and adjusted EBITDA

	March 31,	March 31,
(in thousands)	2022	2021
Net loss	$(4,856)	$(5,169)
Depreciation and amortization	2,321	1,754
Interest expense	2,317	1,018
Income tax expense	(86)	21
EBITDA	$(304)	$(2,376)
Stock compensation expense	1,086	677
Change in fair value of derivative liabilities	9	265
Purchase accounting impact of fair valuing inventory	617	15
Purchase accounting impact of fair valuing deferred revenue	649	807
Net loss on settlement of Lind debt in stock	—	2,203
Net gain on forgiveness of PPP loan	(835)	—
Adjusted EBITDA	$1,222	$1,591

Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com

Investor Relations

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investor.relations@boxlight.com